Exhibit 3.1

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED BYLAWS OF

AKERNA CORP.

(the “Corporation”)

By resolution of the Board of Directors of Akerna Corp. (the “Board”) this Amendment No. 1 amends the Amended and Restated By-laws of the Corporation, effective as of September 26, 2022, (the “Bylaws”), as follows:

Section 6 which previously read in its entirety:

“Quorum. Except as otherwise provided by law or the Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.”

is hereby amended to read in its entirety (amendments underlined):

“Quorum. Except as otherwise provided by law or the Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of one-third of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.”

Terms used herein but not otherwise defined shall have the meaning ascribed to them in the Bylaws.

Pursuant to the Bylaws, this Amendment has been approved by the Board. Except as amended by this Amendment No.1 to the Bylaws, the Bylaws remain in full force and effect.

CERTIFICATION OF AMENDMENT

I, Jessica Billingsley, the duly appointed Chief Executive Officer of the Corporation, hereby certify the Amendment No. 1 to the Bylaws of the Corporation has been approved by resolutions of the Board of Directors on September 26, 2022.

/s/ Jessica Billingsley
Jessica Billingsley
Chief Executive Officer